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                                                                   Exhibit 11.01

MONRO MUFFLER BRAKE, INC. & SUBSIDIARY
COMPUTATION OF PER SHARE EARNINGS
--------------------------------------------------------------------------------



Net income per share was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding.

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


                                                                             YEAR ENDED MARCH 31,

                                                               1998                   1997                   1996
                                                               ----                   ----                   ----
                                                                            (DOLLARS IN THOUSANDS,
                                                                            EXCEPT PER SHARE DATA)

DILUTED

EARNINGS

Net income available to
 common shares                                                 $9,854                $10,191                $7,614
                                                            ==========             ==========             =========


SHARES

Weighted average number of
 common shares                                                  7,863                  7,797                 7,570

Assuming conversion of Class
 C Convertible Preferred
 Stock                                                            605                    605                   605

Dilutive effect of
 outstanding options                                              118                    178                   307
                                                            ----------             ----------             ---------

Total common and common
 equivalent shares                                              8,586                  8,580                 8,482
                                                            ==========             ==========             =========

DILUTED EARNINGS PER SHARE                                     $ 1.15                $  1.19                $  .90
                                                            ==========             ==========             =========

BASIC

EARNINGS

Net income available to
 common shares                                                 $9,854                $10,191                $7,614
                                                            ==========             ==========             =========

SHARES

Weighted average number of
 common shares                                                  7,863                  7,797                 7,570
                                                            ==========             ==========             =========

BASIC EARNINGS PER SHARE                                      $  1.25                $  1.31               $  1.01
                                                            ==========             ==========             =========
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